Exhibit 99.1

Crane Co.	NEWS

Contact: Richard E. Koch Director, Investor Relations and Corporate Communications 203-363-7352 www.craneco.com

CRANE CO. REPORTS SECOND QUARTER EARNINGS INCREASED 27%;

RAISES FULL YEAR EPS GUIDANCE RANGE TO $3.30-$3.45;

INCREASES DIVIDEND 13%

STAMFORD, CONNECTICUT – July 25, 2011 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported that second quarter 2011 earnings per diluted share increased 27% to $0.85 compared to $0.67 in the second quarter of 2010.

Second quarter 2011 sales of $644 million increased $91 million, or 16%, compared to the second quarter of 2010, resulting from a core sales increase of $57 million (10%), favorable foreign currency translation of $24 million (4%) and an increase in sales from acquisitions, net of divestitures, of $10 million (2%).

Second quarter 2011 operating profit increased 22% to $79.9 million, compared to $65.3 million in the second quarter of 2010, and operating profit margin increased to 12.4%, compared to 11.8% in the second quarter of 2010.

“I am pleased with our second quarter results as strong core revenue growth and continued solid execution are sustaining the momentum that we carried into 2011. I expect our earnings to continue to improve in the second half of the year,” said Crane Co. president and chief executive officer Eric C. Fast. “Reflecting the strong performance of our late-cycle Aerospace and Fluid Handling businesses, we are raising our full year sales, EPS and cash flow guidance. In addition, given our confidence in the Company’s future, we are increasing our quarterly dividend by 13%.”

Increased Full Year 2011 Guidance

Sales for 2011 are now expected to increase approximately 14% - 16%, compared to our prior guidance of 10% - 12%, driven by strong core sales growth. Our 2011 earnings guidance is now a range of $3.30 - $3.45 per diluted share, compared to our previous guidance of $3.05 - $3.25 per diluted share. Free cash flow (cash provided by operating activities less capital spending) is now expected to be in a range of $140 - $160 million, compared to our previous estimate of $130 - $150 million. (Please see the Condensed Statement of Cash Flows and Non-GAAP table.)

Cash Flow and Financial Position

Cash provided by operating activities in the second quarter of 2011 was $31.4 million, which included investment in working capital to support improving sales trends, compared to $47.1 million in the second quarter of 2010. During the second quarter of 2011, the Company repurchased 421,300 shares of its common stock for approximately $20 million. The Company’s cash position at June 30, 2011 was $231 million, as compared to $233 million at March 31, 2011.

Segment Results

All comparisons detailed in this section refer to the second quarter 2011 versus the second quarter 2010.

Aerospace & Electronics

	Second Quarter		Change
(dollars in millions)	2011	2010

Sales	$171.5	$139.3	$32.2	23%

Operating Profit	$37.2	$26.2	$10.9	42%

Profit Margin	21.7%	18.8%

Second quarter 2011 sales increased $32.2 million, or 23%, reflecting an $18.1 million (21%) improvement in Aerospace Group sales and an increase of $14.1 million (26%) in Electronics Group revenue. The Aerospace Group sales increase reflected higher OEM and aftermarket shipments while Electronics Group sales grew across all business solutions. Segment operating profit of $37.2 million increased by $10.9 million, or 42%, reflecting effective leverage of the strong sales growth in both groups.

Aerospace & Electronics order backlog was $432 million at June 30, 2011, compared to $431 million at December 31, 2010, and $395 million at June 30, 2010.

Engineered Materials

	Second Quarter		Change
(dollars in millions)	2011	2010

Sales	$60.1	$58.6	$1.5	2%

Operating Profit	$9.1	$10.2	($1.0)	-10%

Profit Margin	15.2%	17.3%

Segment sales of $60.1 million increased 2% compared to the second quarter of 2010, as a result of higher revenues from transportation and building products customers, partially offset by a decline in sales to recreational vehicle manufacturers, as OEMs reduced production in late June. Overall, the sales increase was driven by higher selling prices. Although the full effect of price increases implemented in the first quarter positively impacted the quarter, operating margin declined modestly to 15.2%, as raw material cost increases were greater than anticipated.

Merchandising Systems

	Second Quarter		Change
(dollars in millions)	2011	2010

Sales	$94.0	$74.5	$19.5	26%

Operating Profit	$7.1	$8.1	($1.0)	-12%

Profit Margin	7.6%	10.9%

Merchandising Systems sales of $94.0 million increased $19.5 million, or 26%, reflecting $13.2 million of sales associated with the December 2010 acquisition of Money Controls (18%). Excluding the acquisition, both Payment Solutions and Vending sales increased in the quarter.

Operating profit of $7.1 million declined from the prior year as 2010 was favorably impacted by the receipt of a patent litigation settlement.

Fluid Handling

	Second Quarter		Change
(dollars in millions)	2011	2010

Sales	$289.0	$254.6	$34.4	14%

Operating Profit	$36.9	$32.2	$4.8	15%

Profit Margin	12.8%	12.6%

Second quarter 2011 sales increased $34.4 million, or 13.5%, which included a core sales increase of $16.2 million (6.4%), and favorable foreign currency translation of $18.2 million (7.1%). Sales increased in each major business unit. Operating margins improved from 12.6% to 12.8%. Quote activity continues to increase and order trends continue to strengthen across the Fluid Handling businesses. Backlog increased to $323 million at June 30, 2011, compared to $272 million at December 31, 2010 and $258 million at June 30, 2010.

On July 12, 2011, Crane purchased W. T. Armatur GmbH & Co. KG (“WTA”) for approximately $38 million. WTA is primarily a manufacturer of bellows sealed globe valves for chemical, fertilizer and thermal oil applications, with 2010 sales of approximately $21 million. This acquisition will strengthen and broaden Fluid Handling’s portfolio by providing valves with zero fugitive emissions used in severe service applications.

Controls

	Second Quarter		Change
(dollars in millions)	2011	2010

Sales	$29.2	$25.8	$3.4	13%

Operating Profit	$3.7	$0.8	$2.9	351%

Profit Margin	12.7%	3.2%

Second quarter 2011 sales of $29.2 million increased 13%, primarily reflecting improvement in industrial, transportation, and upstream oil and gas related demand. Operating profit of $3.7 million increased significantly over 2010, reflecting strong leverage and the absence of operating losses associated with divested businesses.

Additional Information

Please see the condensed financial statements and the Non-GAAP Financial Measures table attached to this press release for supporting details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call

Crane Co. has scheduled a conference call to discuss the second quarter financial results on Tuesday, July 26, 2011 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, Fluid Handling, and Controls. Crane has approximately 11,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)

2011 – 13